EMPLOYMENT AGREEMENT

           dated as of January 2, 1997 by and between
                     Alfa Acquisition Corp.
           a New York corporation, with its address at
                    50 South Buckhout Street
                       Irvington-On-Hudson
                 New York 10533 (the "Company")
              and Frank J. Drohan (the "Employee")
                        (the "Agreement")


RECITALS:

     A. The Company desires to secure the services of Employee, and Employee desires to furnish services to the Company, on the terms and conditions set forth in this Agreement.

     B. Subject to the terms and conditions of that certain merger agreement of even date with this Agreement among Alfa International Corp, a publicly traded New Jersey corporation ("Alfa"), Ty-Breakers (NY) Corp., a New York corporation ("TYBR"), and the Company which is a wholly owned subsidiary of Alfa; TYBR intends to merge with and into the Company (the "Merger"). As soon as practicable after the consummation of the Merger, Alfa intends to make an offering of up to $1,000,000 of its securities (the "Offering") to non U.S. residents. Notwithstanding anything to the contrary contained elsewhere in this Agreement, Employee and the Company agree that the conditions precedent to all of the Company's obligations under this Agreement are (i) the receipt by Alfa of gross proceeds of at least $500,000 from the Offering, and (ii) the advance by Alfa to the Company of an aggregate of $500,000. The day that the Company receives all or the final installment of such $500,000 from Alfa is hereinafter defined as the "Receipt Date". Until the Receipt Date, neither Employee nor the Company shall have any obligations under this Agreement.



AGREEMENT:

     In consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties agree as follows:

     1. Employment Term. Subject to the satisfaction of the conditions precedent required by Recital B hereof, the Company agrees to employ Employee, and Employee agrees to enter the Company's employment, for a period of five years commencing on the first business day subsequent to the Receipt Date (the "Employment Term"). Employee may terminate this Agreement at any time after two years after the first day of the Employment Term by giving the Company at least thirty days prior written notice.

     2. Office and Duties. During the Employment Term, the Company shall employ Employee and Employee shall serve as the Company's President and Chief Executive Officer. In such capacity, Employee shall exercise all rights and powers of those offices as set forth in the Company's Articles of Incorporation and Bylaws. Employee also shall perform such other duties and exercise such powers as the Company's Board of Directors may reasonably require.

     3. Extent of Service and Other Business Activities. Employee agrees that he shall devote a majority of his business time and attention to the Company's business and affairs. Nothing in this Agreement shall prevent Employee from directly or indirectly, engaging, participating, or investing in, or consulting or offering other services in connection with, or being employed by, any other business enterprise. During the Employment Term, Employee shall not directly or indirectly engage, participate, or invest in, or consult or offer other services in connection with, any business enterprise that competes with the Company's business.

     4. Compensation.

          4.1 Salary. In consideration of the services to be rendered by Employee, the Company agrees to pay Employee, and Employee agrees to accept, an annual salary of $100,000 during each year of the Employment Term. On each anniversary of the first day of the Employment Term, the Company shall increase the salary that the Company must pay Employee during the year following such anniversary by multiplying $100,000 by the following fraction: The fraction's denominator shall be the "consumer price index" in effect on the first day of the Employment Term and the fraction's numerator shall be the "consumer price index" in effect on the anniversary date on which Employee's salary is recomputed. For purposes of this paragraph 4.1, the "consumer price index" shall mean the "consumer price index" for all urban consumers--U.S. city average (all items; 1967 = 100 base) as published by the United States Bureau of Labor Statistics (or any successor agency) or any other index that the Bureau of Labor Statistics may employ in lieu of the "consumer price index". In no year shall the Company decrease Employee's salary prevailing at the end of the preceding year. The Company shall pay Employee's salary in accordance with the Company's regular payroll practices.

          4.2 Bonus. For each of the Company's fiscal years that fall, in whole or in part, within the Employment Term, the Company shall pay Employee a bonus equal to ten percent of the Company's consolidated net income before taxes (i.e. including net income of any subsidiary companies, if any, which the Company may acquire at any time) in such fiscal year, as determined in accordance with generally accepted accounting principles. The Company shall pay each bonus within ninety days after its fiscal year ends. If the Employment Term begins on a day other than the first day of the Company's fiscal year, the bonus for fiscal years ending immediately after the beginning and the end of the Employment Term shall be prorated.

          4.3 Stock Options. Subject to the satisfaction of the conditions precedent required by Recital B hereof, Employee shall, in accordance with the terms and conditions of the "Alfa International Corp. 1987 Stock Option Plan (the "Plan"), have the option to purchase up to 50,000 shares of Alfa's $0.01 par value common stock (the "Alfa Common Stock") during each year of the Employment Term, at an exercise price equal to $1.00. Employee's right to purchase the aforesaid Alfa Common Stock shall be governed by the terms and conditions of the Plan, all of which are incorporated herein by reference.

     5. Employee Benefits.

          5.1  Insurance.     During the Employment Term, the
Company shall, in accordance with then prevailing Company policy, provide Employee with health and life insurance coverage under its group policies, if and when such group policies come into effect. In addition the Company shall pay the premiums on Employee's Disability Insurance policy (currently approximately $2,962 annually) and on the Employee's Life Insurance policies (currently approximately $10,700 annually).

          5.2  Other Benefits.     The Company shall provide
Employee with any pension plan that the Company offers any of its executives at any time during the Employment Term. The Company shall offer such pension plan to Employee on the most favorable terms and under the most favorable conditions as such plan is offered to any other Company executive.

          5.3  Deferred Compensation.   Subject to the approval of
Alfa's Board of Directors, Employee may, if offered to him by the Company and at his option, enter into a "Deferred Compensation Plan" with the Company whereby Employee may defer some portion of his compensation. The terms and conditions of any such Deferred Compensation Plan, if any, will control the rights and obligations of the parties thereto and will be determined by and approved by the Board of Directors of Alfa.

     6. Expenses. The Company agrees to pay, or reimburse Employee for, all travel, entertainment and other business expenses incurred or expended by Employee in performing his duties and responsibilities on behalf of the Company under this Agreement. Employee agrees to provide proof of the expenses for which he seeks reimbursement in accordance with the Company's present expense reporting policies.

     7. Vacations. Employee shall be entitled to and shall accrue vacation time at the rate of four weeks per year of the Employment Term. Employee's vacation time shall accumulate from year to year.

     8. Payments on Death. In the event of Employee's death during the Employment Term and in addition to any payments to Employee's beneficiary or estate made with respect to any insurance contracts entered under the terms of this Agreement, the Company shall, irrespective of the expiration date of this Agreement, pay the personal representative of Employee's estate, the salary and bonus provided for in Paragraphs 4.1 and 4.2 through the end of the sixth month after the month in which Employee's death occurs.

     9.   Termination of Employment.    The Company may terminate
Employee's employment for cause upon thirty days written notice only if (i) Employee is convicted, by a court of competent and final jurisdiction, of any crime which constitutes a felony in the jurisdiction involved, (ii) Employee commits any material act of fraud against or materially breaches a fiduciary obligation to the Company, or (iii) Employee fails or refuses in any material respect to perform his material duties under this Agreement. If, for any reason, the Company terminates Employee's employment without cause, Employee shall be entitled to receive the salary provided for in paragraph 4.1, the bonus described in paragraph 4.2, the stock options described in paragraph 4.3, and the benefits (to the full extent not disallowed by the terms of their contracts) described in paragraph 5 until the end of the Employment Term.

     10.  Miscellaneous.

          10.1 Assignment.    This Agreement shall inure to the
benefit of and shall be binding upon the heirs and personal representative of Employee and shall inure to the benefit of and be binding upon the Company and its successors and assigns. However, neither party may assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any of its or his rights hereunder without the prior written consent of the other party, and any such attempt to assign, transfer, pledge, encumber or hypothecate without such consent shall be null and void.

          10.2 Governing Law. This Agreement is executed and delivered in New York. The laws of the state of New York shall govern its validity, interpretation and enforcement.

          10.3 Attorney's Fees.    If a dispute arises from this
Agreement, the prevailing party shall be entitled to collect its reasonable costs and expenses, including reasonable attorneys' fees, from the losing party.

          10.4 Complete Agreement. This Agreement supersedes any and all prior agreements and understandings between the parties with respect to the Company's employment of Employee and constitutes the complete understanding between the parties with respect to the Company's employment of Employee. No statement, representation, warranty or covenant made by either party with respect to Employee's employment will be binding unless expressly set forth in this Agreement. This Agreement may not be altered, modified or amended except by written instrument signed by each of the parties. Recital A and Recital B set forth in the beginning of this Agreement are incorporated herein as if set forth in the body of this Agreement.

          10.5 Counterparts. The parties may execute this Agreement in counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

          10.6 Headings. The paragraph headings of this Agreement are for convenience of reference only and shall not expand, modify, limit or define the text of this Agreement.

          10.7 Notices. Any notice or other communication required or made under this Agreement shall be in writing and shall be delivered personally, telegraphed, or sent by registered, certified or express mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed, or, if mailed, two days after the date of mailing, to the recipient at the following address (or to such other address as the recipient may designate by giving written notice):


          To Employee:        Frank J. Drohan
                              119 Hartsdale Avenue
                              Hartsdale, New York  10530



          To the Company:     Alfa Acquisition Corp.
                              50 South Buckhout Street
                              Irvington-On-Hudson
                              New York 10533
                              ATT: President


          10.8 Severability. In the event that any one or more of the provisions of this Agreement shall be deemed to be invalid, illegal or unenforceable in any respect, in whole or in part, the validity, legality and enforceability of the remainder of the provisions of this Agreement shall not in any way be affected.

          10.9 Waivers. A written waiver, or successive written waivers, by either party of any breach or default by the other party of any of the terms and provisions of this Agreement, shall not operate as a waiver, or custom of waiver, of any other breach or default, whether similar to or different from the breach or default waived. No waiver shall be effective unless in writing and signed by the party to be charged.

          10.10 Termination of Agreement. Notwithstanding anything to the contrary contained elsewhere in this Agreement, if the Receipt Date shall not have occurred on or before February 28, 1997, then this Agreement and all obligations of the parties to each other hereunder shall automatically terminate on March 1, 1997.







Alfa Acquisition Corp.,                 Employee
a New York corporation


By ________________________             By ________________________

     Charles P. Kuczynski                    Frank J. Drohan
     Vice-President &
     Secretary



As to Paragraphs 4.3 and 5.3 only,
Alfa International Corp.,
a New Jersey corporation


By _________________________
     Charles P. Kuczynski
     Vice-President &
     Secretary